EXHIBIT 10.1

LANDSTAR SYSTEM, INC.

DIRECTORS STOCK COMPENSATION PLAN

ARTICLE I

PURPOSE

The purposes of the Plan are to enable the Company to attract, retain and motivate the best-qualified directors and to enhance a long-term mutuality of interest between the directors and stockholders of the Company by providing Eligible Directors with compensation in the form of shares of Common Stock.

ARTICLE II

DEFINITIONS

2.1  Definitions.  Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) "Board" means the Board of Directors of the Company

(b) "Common Stock" means the common stock, par value $0.01 per share, of the Company.

(c) "Company" means Landstar System, Inc., a Delaware corporation, and any successor thereto.

(d) "Eligible Director" means a director of the Company who is neither an officer nor an employee of the Company or any of its subsidiaries.

(e) "Plan" means this Landstar System, Inc. Directors Stock Compensation Plan, as the same may be amended from time to time.

(f) "Share" means one share of Common Stock.

(g) "Share Award" means an award of 1,500 Shares.

2.2  Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III

ADMINISTRATION

 3.1  Rules, Interpretation and Determination.  The Plan shall be administered by the Board. The Board shall have full authority to interpret and administer the Plan, to establish, amend and rescind rules for carrying out the Plan, and to take all other actions that it deems necessary or advisable for administering the Plan. Any authority exercised by the Board under the Plan and any determination or interpretation made by the Board in respect of the Plan shall be exercised or made by it in its sole discretion, and all determinations, interpretations or other actions made or taken by the Board pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons.

3.2  Delegation by the Board.  All the powers, duties and responsibilities of the Board specified in the Plan may, to the full extent permitted by applicable law, be exercised and performed by a committee of the Board to the extent authorized by the Board to exercise and perform such powers, duties and responsibilities. Any authority duly exercised by such committee and any determination or interpretation made by such committee in the exercise of such authority shall be exercised or made in its discretion and shall be final, binding and conclusive for all purposes and upon all persons.

3.3  Agents and Indemnification.  The Board or any committee thereof may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. No member or former member of the Board or any committee thereof shall be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and Bylaws, each member or former member of the Board or any committee thereof shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such person's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer or employee or under the Certificate of Incorporation of the Company or the Bylaws of the Company.

ARTICLE IV

COMPENSATION

4.1  Compensation.  Each Eligible Director shall be entitled to compensation for his or her participation on the Board. Compensation pursuant to the Plan shall be fixed at one Share Award. Subject to Article VII, the Board may adjust the time of payment and amount of any compensation from time to time.

4.2  Commencement of Service Between Annual Meetings.  In the event that an Eligible Director commences service to the Board on a date during the term of the Plan that is between annual meetings of the stockholders of the Company (each, an "Annual Meeting"), such Eligible Director shall be entitled to receive a pro rata portion of one Share Award, based on the number of days until the expiration of his term as a director of the Company. The Eligible Director shall receive this pro rata payment as soon as reasonably practicable following his commencement of services.

ARTICLE V

SHARE AWARDS

5.1  Share Awards.  Subject to Article IV, on the first business day after each Annual Meeting occurring during the term of the Plan in which an Eligible Director is elected or re-elected to the Board, such Eligible Director shall automatically be granted one Share Award.

5.2  Restrictions on Disposition of Shares.  For the three-year period following the award of Shares to an Eligible Director, neither such Eligible Director nor any of such Eligible Director's heirs or representatives shall sell, assign, transfer, pledge or otherwise directly or indirectly dispose of or encumber any such Shares to or with any other person, firm or corporation (including, without limitation, transfers to any other holder of the Company's capital stock, dispositions by gift, by will, by a corporation as a distribution in liquidation and by operation of law, other than a transfer of such Shares by operation of law to the estate of the Eligible Director upon the death of the Eligible Director, provided that such estate shall be bound by all provisions of the Plan). Notwithstanding the foregoing, the restrictions on the transfer of such Shares under this Section 5.2 shall automatically lapse (and the legend referred to in Section 5.3 shall be removed) upon the termination of such Eligible Director's service as a director of the Company.

5.3  Issuance of Stock Certificates; Legends.  Upon the issuance of Shares pursuant to this Plan, a certificate or certificates for the Shares shall be issued by the Company in the name of the person or persons receiving such Shares and be delivered to or upon the order of such person or persons. Certificates for Shares issued hereunder shall bear such legend or legends as the Board, in its discretion, determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act of 1933, as amended, or to implement the provisions of the Plan or any agreements between the Company and the Eligible Director with respect to such Shares including, without limitation, a legend reflecting the restrictions on the transfer of such Shares under Section 5.2, which will include, without limitation, the following language:

"THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING TRANSFER RESTRICTIONS) CONTAINED IN THE LANDSTAR SYSTEM, INC. DIRECTORS STOCK COMPENSATION PLAN AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OROTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH SUCH PLAN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

5.4  Securities Law Matters.  The Board, in its discretion, may require an Eligible Director to make such representations and furnish such information, as it may consider appropriate in connection with the issuance of Common Stock in compliance with applicable laws, rules, and regulations.

ARTICLE VI

SHARES SUBJECT TO PLAN

6.1  Shares Available.  Subject to the provisions of Section 6.2, the maximum number of Shares that may be issued under this Plan may not exceed 50,000 in the aggregate.

6.2  Adjustment in Capitalization.  The number of Shares that are eligible for grant or available for issuance under this Plan may be adjusted by the Board if it shall deem such an adjustment to be necessary or appropriate to reflect any stock dividend, stock split or share combination, or any recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate change.

6.3  Delivery of Shares.  Any Shares to be delivered under this Plan may consist, in whole or in part, of treasury shares or authorized but unissued shares not reserved for any other purpose.

ARTICLE VII

TERMINATION, MODIFICATION AND AMENDMENT

The Board at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the Shares is present in person or by proxy, no amendment or modification may (i) materially increase the benefits accruing to Eligible Directors under the Plan, (ii) except as expressly provided in Section 6.2, materially increase the number of Shares subject to the Plan, (iii) materially modify the requirements for participation in the Plan, or (iv) make any other amendment or modification that would require the approval of the stockholders of the Company under applicable laws, rules or regulations.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Requirements of Law.  The Plan, the obligations of the Company hereunder and the compensation of Eligible Directors shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national or foreign securities exchanges as may be appropriate or required, as determined by the Board. Notwithstanding any other provision of this Plan, no Shares shall be issued if the Board determines that such payment or issuance would result in a violation of applicable law, rule or regulation, including the federal securities laws and any applicable state or foreign securities laws. The Company shall not be obligated by virtue of any provision of the Plan to issue Common Stock in violation of any such laws, rules, or regulations, and neither the Company nor its directors or officers shall have any obligation or liability to any person because of such non-issuance.

8.2  Listing of Shares.  If at any time the Board shall determine in its discretion that the listing, registration or qualification of the Shares covered by this Plan upon any national securities exchange or under any United States or non-United States federal, state or other law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of Shares under this Plan, no Shares will be issued unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.

8.3  No Right to Remain as a Director.  This Plan shall not impose any obligations on the Company to retain any Eligible Director as a director of the Company nor shall it impose any obligation on the part of any Eligible Director to remain in service to the Company.

8.4  No Rights as a Stockholder.  Except as provided in the Plan, neither an Eligible Director nor any person or persons to whom such Eligible Director's Shares shall have passed by will or by the laws of descent and distribution, as the case may be, shall have any voting, dividend or other rights or privileges as a stockholder of the Company with respect to any Shares unless and until a certificate for Shares is issued in respect thereof.

8.5  Tax Withholding.  The Company shall have the power to withhold, or require an Eligible Director to remit to the Company promptly upon notification of the amount due, an amount determined by the Company to be sufficient to satisfy all federal, state, local and foreign withholding tax requirements (if any) in respect of the issuance of Shares and the Company may defer the issuance of Shares until such requirements are satisfied. The Board may permit or require an Eligible Director to satisfy his tax withholding obligation hereunder in such other manner subject to such conditions, as the Board shall determine.

8.6  Beneficiary Designation.  Each Eligible Director under this Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Eligible Director, shall be in a form prescribed by the Company, and will be effective only when filed by the Eligible Director in writing with the Company during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Eligible Director's death shall be paid to or exercised by the Eligible Director's surviving spouse, if any, or otherwise to or by his estate.

8.7  Controlling Law.  This Plan shall be construed and enforced according to the laws of the State of Delaware without regard to its conflicts of laws principles.

8.8  Freedom of Action.  Subject to Article VII, nothing in the Plan shall be construed as limiting or preventing the Company or any of its subsidiaries from taking any action with respect to the operation or conduct of its business that it deems appropriate or in its best interest.

8.9  Non-Exclusivity.  Subject to applicable laws, rules and regulations, neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for directors of the Company as it may deem desirable.

8.10  Effective Date.  The Plan shall be effective upon its adoption by the Board and approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the Shares is present in person or by proxy. The Plan shall continue in effect, unless sooner terminated pursuant to Article VII, until the tenth anniversary of the date on which it is adopted by the Board.

8.11  Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed for construction of the Plan.

8.12  Severability.  In the event that one or more provisions of this Plan shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

8.13  Savings Clause.  If any provision of the Plan does not comply with Section 16(b) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, such provision shall be deemed deleted from the Plan and the remaining provisions of the Plan shall not be affected thereby.

8.14  Notices.  All notices and other communications required or permitted to be given by an Eligible Director to the Company in connection with this Plan shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, by Federal Express, or by any recognized international equivalent of such delivery, to Robert C. LaRose, Vice President, Chief Financial Officer and Secretary, at 13410 Sutton Park Drive South, Jacksonville, FL, 32224, or to such other person or address as the Board may designate from time to time. All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.